Exhibit 99.1

PRESS RELEASE

BLACK PEARL COMPLETES TENDER OFFER FOR ALL OUTSTANDING SHARES OF SELECTIS HEALTH, INC.

New York, NY – September 1, 2026 — Black Pearl Equities, a New York-based investment group (together with its affiliates, “Black Pearl”), announced today that it has successfully completed its tender offer, through a wholly owned subsidiary, to purchase all of the outstanding shares of common stock of Selectis Health, Inc. (OTCQB: GBCS) (“Selectis” or the “Company”), a healthcare company, for $5.75 per share in cash.

The tender offer expired at 5:00 p.m., New York City time, on August 31, 2026. As of the expiration, 2,789,027 shares had been validly tendered and not validly withdrawn, representing approximately 90.93% of Selectis’ outstanding shares of common stock. The conditions to the tender offer were satisfied, and Black Pearl has accepted for payment and will promptly pay the depositary for all validly tendered shares.

Black Pearl expects to complete the acquisition of Selectis through a merger without a vote or meeting of Selectis’ stockholders, pursuant to Section 16-10a-1108 of the Utah Revised Business Corporation Act. Each of the remaining shares of Selectis common stock not purchased in the tender offer will be converted into the right to receive the same $5.75 in cash per share that was paid in the tender offer. Upon completion of the merger, Selectis will become an indirect wholly owned subsidiary of Black Pearl.

The information agent for the tender offer is Laurel Hill Advisory Group. Selectis stockholders who have questions regarding the tender offer should contact the information agent toll free at (844) 305-2265 or by email at GBCS@laurelhill.com.

Broadridge Corporate Issuer Solutions, LLC is acting as depositary for the tender offer.

Forward-Looking Statements

Statements in this press release regarding future financial and operating results, benefits of the transaction, future opportunities for Selectis’ business and any other statements concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Risks and uncertainties include the ability of Black Pearl to successfully integrate Selectis’ business and the risk that the expected benefits of the transaction may not be realized or maintained. Neither Selectis nor Black Pearl undertakes to update any forward-looking statements as a result of new information or future events or developments.

About Selectis Health, Inc.

Selectis Health, Inc. is a healthcare owner-operator that acquires, develops, and manages skilled nursing facilities, assisted living facilities, and independent living facilities across the South and Southeastern United States. The Company currently operates eight properties in Arkansas and Oklahoma, providing post-acute and skilled nursing care, assisted and independent living services, and continuing care retirement programs, with reimbursement sourced through Medicare, Medicaid, and private pay arrangements. Selectis is focused on delivering quality resident care while pursuing strategic growth opportunities in an expanding senior healthcare market.

Contact

Selectis Health, Inc.

600 17th Street, Suite 2800

Denver, CO 80202

About Black Pearl

Black Pearl is a dynamic investment firm, advisory, and consultancy strategically diversified across healthcare sectors. Headquartered in Brooklyn, New York, Black Pearl fosters strategic synergies and facilitates high-impact transactions.

Contact

Anthony Vitellozzi

Laurel Hill Advisory Group

(844) 305-2265

GBCS@laurelhill.com